                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


Board of Directors
U.S. Energy Systems, Inc.


We consent to the use of our report, dated April 7, 2000, incorporated herein by reference, in the Registration Statement of U.S. Energy Systems, Inc., on Form S-3 relating to the balance sheets of U.S. Energy Systems, Inc. as of January 31, 2000, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended, which report appears in the January 31, 2000 Annual Report on Form 10-KSB of U.S. Energy Systems, Inc. We also consent to the reference to our firm under the caption "Experts" included in the Registration Statement.



                                                Richard A. Eisner & Company, LLP


New York, New York
June 22, 2000